Exhibit 99.01

Natus Medical Announces Pricing of Public Offering

SAN CARLOS, Calif. (May 23, 2008) – Natus Medical Incorporated (Nasdaq: BABY), a leading provider of medical devices for the newborn care, hearing and neurology markets, today announced the pricing of its public offering of 4,000,000 shares of its common stock at $19.50 per share. All of the shares are being offered by Natus. Natus has granted the underwriters a 30-day option to purchase up to an additional 600,000 shares of its common stock to cover over-allotments, if any. The offering is expected to close on May 29, 2008, subject to the satisfaction of customary closing conditions.

Cowen and Company, LLC and UBS Investment Bank are acting as joint bookrunning managers for the offering and Natixis Bleichroeder Inc., Needham & Company, LLC, Raymond James & Associates, Inc. and Roth Capital Partners, LLC are acting as co-managers. Information about the offering is available in the prospectus supplement and accompanying prospectus for the offering filed with the Securities and Exchange Commission.

The offering is being made solely by means of a written prospectus supplement and accompanying prospectus. The securities may not be sold nor may offers to buy be accepted prior to the time that the prospectus supplement is final. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under securities laws of any such state or jurisdiction. Printed copies of the prospectus supplement relating to the offering may be obtained by contacting Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, or UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected closing date of the proposed offering described above. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. Actual results could differ materially due to a number of factors, including general political, economic and market conditions and events, developments in our business and other risks described in our quarterly report on Form 10-Q for the quarter ended March 31, 2008. Natus disclaims any obligation to update information contained in any forward-looking statement.

COMPANY CONTACT:

Natus Medical Incorporated

Steven J. Murphy, (650) 802-0400

Chief Financial Officer

InvestorRelations@Natus.com